Exhibit 99.1

March 20, 2008                                                                                                 FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS FEBRUARY 2008 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“Given continuing market volatility, declines in stock prices and growing illiquidity in the fixed income markets, revenues were surprisingly good in February,” stated Chairman and CEO Thomas A. James.
“Propelled by robust equity and fixed income institutional commissions as well as higher private client group commissions and fees, total commissions were up 23 percent. Furthermore, Raymond James Bank’s combination of rapidly growing balances and conservative lending policies resulted in much higher revenues and earnings in that subsidiary. On the other side of the ledger, the reduction in the discount rate during January depressed interest spreads at the bank and Raymond James & Associates in February. In spite of the fact that our inventories are maintained to support sales as contrasted to making proprietary bets, the liquidity crisis generated uncharacteristically large fixed income trading losses. Investment banking activity improved from recent months, but is still relatively lackluster. As a result of the negative factors above, while we are performing somewhat better than recently reported relative earnings results at the large investment banks, it is unlikely that Raymond James will meet analysts’ projections for the March quarter,” James continued.
“The additional discount rate reduction on March 18 will continue to depress net interest earnings for another 30 days, but the earnings results at Lehman Brothers and Goldman Sachs for the February quarter will provide confidence that there is light at the end of the tunnel for the financial services business in the future. Through March 17, Raymond James Financial repurchased 2,634,833 shares of its common stock at an average price of $22.56 to take advantage of the relatively low price based on its multiples of book value and earnings per share.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principalwholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,770 financial advisors serving approximately 1.6 million accounts in 2,200 locations throughout the United States, Canadaand overseas. In addition, total client assets are currently $210billion, of which approximately $35.5billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2007 annual report on Form 10-K which is available on raymondjames.com and sec.gov.

	February 2008	February 2007	January 2008
	(20 business days)	(19 business days)	(21 business days)

Securities commissions/fees (1)	$155.4 mil.	$ 126.5 mil.	$163.6 mil.

Assets under management (2)	$35.5 bil.	$ 34.9 bil.	$35.8 bil.

# of managed/co-managed underwritings (3)	7	4	1

Total customer assets under administration	$210.2 bil.	$ 195.1 bil.	$211.0 bil.

Raymond James Bank Total Assets (4)	$7.5 bil.	$3.5 bil.	$7.6 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of Raymond James Bank as a cash sweep option for brokerage clients, thus increasing the company’s net interest earnings.

For more information, contact Anthea Penroseat 727-567-2824
Please visit the Raymond James Press Centerat raymondjames.com/media.